UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 4, 2007

BAKBONE SOFTWARE INCORPORATED

(Exact name of registrant as specified in its charter)

Canada	000-12230	Not Applicable
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

9540 Towne Center Drive, Suite 100

San Diego, California 92121

(Address of Principal Executive Offices) (Zip Code)

(858) 450-9009

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) On May 4, 2007, Douglas Lindroth announced his intention to resign as Chief Financial Officer of BakBone Software Incorporated (the “Company”) effective as of May 18, 2007.

(c) On May 4, 2007, the Company appointed Clifford L. Flowers, acting through Resources Global Professionals, to serve as Interim Chief Financial Officer of the Company, commencing May 18, 2007. Mr. Flowers serves as an associate of Resources Global Professionals. Prior to accepting his engagement with Resources Global Professionals concurrent with his appointment as Interim Chief Financial Officer, beginning in July 2004, Mr. Flowers served as Senior Vice President of Finance and Operations and Chief Financial Officer of Financial Profiles, Inc. a software company that developed and marketed products used primarily by financial planners and advisors. From May 2003 to May 2004, he served as Chief Financial Officer of Xifin, Inc., a company that provided web-based software and services to the medical laboratory market. From 1994 until May 2003, he served in various roles, including President and Chief Financial Officer, for Previo, Inc., a company that developed and marketed software for PC and server-based back-up and recovery. Mr. Flowers previously worked six years at PricewaterhouseCoopers LLP and is a certified public accountant.

On May 4, 2007, the Company designated Todd Knapp, the Company’s current Controller, as the Company’s Principal Accounting Officer. Mr. Knapp has served as the Company’s Controller since April 2002.

On May 4, 2007, Douglas Lindroth was appointed as a member of the Company’s Board of Directors to serve until his resignation or removal and until his successor is duly elected and qualified. Mr. Lindroth has served as the Company’s Chief Financial Officer since April 2006. From 1997 through July 2005, Mr. Lindroth served in various capacities for Memec Group Holdings Limited, a privately held company and a specialty semiconductor distributor located throughout 42 countries with annual revenue of approximately $2.3 billion. Promoted to Chief Financial Officer of Memec in 2003, Mr. Lindroth’s global responsibilities included all financial operations and legal affairs. During his nine year tenure at Memec, Mr. Lindroth led a global finance, legal and strategic planning staff of 130 people in the upgrade of all regional finance management processes and procedures to address Sarbanes-Oxley requirements, including the implementation of a global financial ERP system that resulted in significant process improvements, financial reporting capabilities and expedited monthly closings. Mr. Lindroth held other Memec positions including Vice President of Finance for the Americas, Chief Administrative Officer for Atlas Business Services, a subsidiary of Memec, and Controller of the Americas. Following the closing of the Avnet acquisition of Memec until joining the Company, Mr. Lindroth was self-employed.

(e) In connection with the appointment of Clifford L. Flowers as Interim Chief Financial Officer, the Company entered into an agreement with Mr. Flowers’ employer, Resources Global Professionals, setting forth the terms of Mr. Flowers’ engagement. Under that agreement, the Company will compensate Resources Global Professionals at the rate of $250 for every hour of service delivered by Mr. Flowers.

In connection with the termination of Mr. Lindroth’s employment and his appointment to the Board of Directors, the Company and Mr. Lindroth entered into a Transition Agreement and Release (the “Transition Agreement”). Pursuant to the Transition Agreement, Mr. Lindroth has agreed to make himself available as a non-employee consultant through July 31, 2007 to facilitate the transition to the Interim Chief Financial Officer. Mr. Lindroth will receive compensation at the rate of $250 per hour for these services. In addition, the Transition Agreement provides that Mr. Lindroth will be appointed as a member of the Company’s Board of Directors and that his outstanding Restricted Stock Units will continue to vest so long as he continues to serve on the Board of Directors. The Company’s obligations under the Transition Agreement are contingent upon Mr. Lindroth’s execution and delivery of a full release of claims.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release of BakBone Software Incorporated issued on May 9, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BAKBONE SOFTWARE INCORPORATED

May 9, 2007	By:	/s/ James Johnson
James Johnson
Chief Executive Officer